Exhibit 4.3

WARRANT ASSIGNMENT AND ASSUMPTION AGREEMENT

This Warrant Assignment and Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of June 6, 2025, by and among Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact” or “BHAC”), Focus Impact BH3 NewCo, Inc., a Delaware corporation and wholly owned subsidiary of Focus Impact (“NewCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Focus Impact BH3 Acquisition Company, a Delaware corporation (formerly known as Crixus BH3 Acquisition Company) and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 4, 2021 (the “Warrant Agreement”);

WHEREAS, Focus Impact, NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”) and XCF Global Capital, Inc., a Nevada corporation (“XCF”) are parties to that certain Business Combination Agreement, dated as of March 11, 2024 (as amended pursuant to that certain Amendment No. 1 dated November 28, 2024 and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things: (i) Focus Impact will merge with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 being the surviving entity of the NewCo Merger as a direct wholly owned subsidiary of NewCo, as a result of which, among other things, (a) each share of Focus Impact Class A common stock, par value $0.0001 per share (“Focus Impact Class A Common Stock”) outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right of the holder thereof to receive one share of NewCo’s Class A common stock, par value $0.0001 per share (“NewCo Class A Common Stock”), (b) each share of Focus Impact Class B common stock, par value $0.0001 per share (“Focus Impact Class B Common Stock”) outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right of the holder thereof to receive one share of  NewCo Class A Common Stock, and (c) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one warrant of NewCo (each, a “NewCo Warrant”), with NewCo assuming Focus Impact’s rights and obligations under the existing warrant agreement and (ii) immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF (the “Company Merger”), with XCF being the surviving entity of the Company Merger as a direct wholly owned subsidiary of NewCo, as a result of which, among other things, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger will be converted into the right to receive shares of NewCo Class A Common Stock determined in accordance with the Business Combination Agreement and NewCo will change its registered name with the Secretary of State of Delaware to “XCF Global, Inc.”;

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the Business Combination Agreement, upon the NewCo Merger Effective Time, each BHAC Warrant issued and outstanding immediately prior to the NewCo Merger Effective Time will automatically become a NewCo Warrant at the same exercise price per share and on the same terms in effect immediately prior to the NewCo Merger Effective Time, and the rights and obligations of Focus Impact under the Warrant Agreement will be irrevocably assigned and assumed by NewCo; and

WHEREAS, as a result of this Warrant Assignment and Assumption Agreement, at the NewCo Merger Effective Time, NewCo will assume all of the obligations of Focus Impact with respect to each BHAC Warrant, each of which will, at the NewCo Merger Effective Time, become a warrant to purchase NewCo Class A Common Stock pursuant to the terms and conditions of the Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Focus Impact, NewCo and the Warrant Agent hereby agree as follows:

1.           Assignment and Assumption.

(a)          Upon and subject to the occurrence of the NewCo Merger Effective Time, Focus Impact hereby assigns, and NewCo hereby assumes, the rights and obligations of Focus Impact under the Warrant Agreement and the BHAC Warrants (which shall be converted into NewCo Warrants), including the obligation to issue NewCo Class A Common Stock upon the exercise of the NewCo Warrants, and NewCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of Focus Impact under the Warrant Agreement and the BHAC Warrants (which shall be converted into NewCo Warrants). As a result of the NewCo Merger, upon and subject to the occurrence of the NewCo Merger Effective Time, each BHAC Warrant will be automatically and irrevocably modified, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, with the effect that, at the NewCo Merger Effective Time, each BHAC Warrant will be exchanged for a warrant to purchase shares of NewCo Class A Common Stock pursuant to the terms and conditions of the Warrant Agreement.

(b)      NewCo acknowledges and agrees that, subject to the terms of the Warrant Agreement, the BHAC Warrants and this Warrant Assignment and Assumption Agreement, the Warrant Agreement and the BHAC Warrants (which shall be converted into NewCo Warrants) shall continue in full force and effect following the NewCo Merger Effective Time and that, from and after the NewCo Merger Effective Time, all of Focus Impact’s obligations thereunder shall be valid and enforceable as against NewCo and shall not be impaired or limited by the execution or effectiveness of this Warrant Assignment and Assumption Agreement.

(c)        This Warrant Assignment and Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assignment and Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(d)       The choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assignment and Assumption Agreement shall continue to govern the rights and obligations of the parties to the Warrant Agreement and this Warrant Assignment and Assumption Agreement in all respects. Focus Impact hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assignment and Assumption Agreement.

2.           Miscellaneous.

(a)        Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assignment and Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Focus Impact hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assignment and Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. Focus Impact hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon NewCo may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to XCF Global, Inc. at the address set forth below:

XCF Global, Inc.
5170 Golden Foothill Parkway
El Dorado Hills, CA 95762
Attention:	Mihir Dange, Chief Executive Officer
Email:	m.dange@xcf.global

with a copy to:

Stradley Ronon Stevens & Young, LLP
2005 Market Street
Philadelphia, PA 20036
Attention:	Thomas L. Hanley
E-mail:	t.hanley@stradley.com

or to such other address or addresses as the parties may from time to time designate in writing.

(b)         Binding Effect. This Warrant Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

(c)         Entire Agreement. This Warrant Assignment and Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assignment and Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assignment and Assumption Agreement shall remain in full force and effect. This Warrant Assignment and Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d)         Severability. This Warrant Assignment and Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assignment and Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Assignment and Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)         Amendment. This Warrant Assignment and Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assignment and Assumption Agreement as of the date first written above.

FOCUS IMPACT BH3 ACQUSITION COMPANY

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

XCF GLOBAL, INC.

By:	/s/ Mihir Dange
Name:	Mihir Dange
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

[Signature Page to Warrant Assumption Agreement]